Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

October 22, 2003

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070

Re:	$110,000,000 Floating Rate Convertible Subordinated Debentures due 2023

Ladies and Gentlemen:

In connection with the registration by Mentor Graphics Corporation, an Oregon corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on October 22, 2003 (the “Registration Statement”), of $110,000,000 Floating Rate Convertible Subordinated Debentures due 2023 (the “Debentures”), issued under an indenture dated as of August 6, 2003 (the “Indenture”) by and between the Company and Wilmington Trust Company, as trustee (the “Trustee”), you have requested our opinion set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the issuance of the Debentures. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the due incorporation, valid existence and good standing of the Company and the authorization, execution and delivery of the Debentures are addressed in the opinion of Dean M. Freed, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Debentures constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered in the paragraph above relating to the enforceability of the Debentures are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws

October 22, 2003

LATHAM & WATKINS LLP

relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 5.09 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite power and authority to perform its obligations under the Indenture.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Latham & Watkins LLP